                                   Guaranty

                                    From

                                 WICOR, INC.

                         To and For the Benefit of

                             ABN AMRO BANK N.V.


                                     Dated

                              March 29, 1996

                                   GUARANTY


THIS GUARANTY is made this 29th day of March, 1996, by and from
WICOR,   INC., a Wisconsin corporation (the "Company"), to and for the benefit of ABN AMRO BANK N.V., a bank organized under the laws of the Netherlands (the "Bank").

                             W I T N E S S E T H:

WHEREAS, the Company has requested the Bank to extend credit to the Wisconsin Gas Company Employees' Savings Plans Trust (the "Trust"), the Trust forming a part of the Wisconsin Gas Company Employees' Savings Plan (the "ESOP") which has been established by Wisconsin Gas Company, a Wisconsin corporation and a subsidiary of the Company ("Wisconsin Gas"), and the Bank has extended credit and/or may in the future extend credit by reason of such request and in reliance upon this Guaranty; and

WHEREAS, the Bank requires additional assurances and guarantees by the Company as one of the conditions for making loans or advances to or for the benefit of the Trust; and

WHEREAS, the Company acknowledges the receipt of considerable benefits by the advancement of credit to the Trust;

NOW, THEREFORE, in consideration of the Five Million Eleven
Thousand, Two Hundred Forty-Eight Dollar ($5,011,248.00) loan extended and/or to be extended by the Bank to the Trust under the Loan Agreement hereinafter referred to, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees as follows:

SECTION 1.	DEFINITIONS

1.1.	Defined Terms.  As used in this Guaranty, the following
terms shall be defined as set forth below:

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, either directly or indirectly, whether through the ownership of voting securities or by contract or otherwise of any Person.

"Board" shall mean the Board of Governors of the Federal
Reserve System (or any successor).

"Capitalized Lease" shall mean any lease which is capitalized on the books of the lessee, or should be so capitalized under GAAP

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

"Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

"Default" shall mean any of the events specified in Section
10 of this Guaranty, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as the same may, from time to time, be supplemented or amended.

"ERISA Affiliate" means any Person which for purposes of Title IV of ERISA is a member of the Company controlled group, or under common control with the Company, within the meaning of Section 414 of the Code.

"ERISA Event" means (i) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC or any successor thereto; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a) (2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068
(f) of ERISA; (iv) the withdrawal by the Company or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a) (2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Plan required under Section 302(f) (1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC or any successor thereto of proceedings to terminate a Plan, pursuant to
Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

"ESOP Note" shall mean the promissory note of the Trust payable to the order of the Bank in the form of Exhibit A attached to the Loan Agreement

"Event of Default" shall mean any of the events specified in
Section 10 of this Guaranty, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Hazardous Materials" means any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as so defined and regulated by any Federal, state or local environmental law, ordinance, rule, or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), and the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto.

"Indebtedness" means all obligations of a Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) Capitalized Leases, (v) obligations (contingent or otherwise) in respect of outstanding letters of credit,
(vi) indebtedness of the type referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, Property (including, without limitation, accounts and contract rights) owned by such Person, even through such Person has not assumed or become liable for the payment of such indebtedness, and (vii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above. For the purpose of computing the Indebtedness of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such

Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a) (18) of ERISA.

"Liabilities" shall mean, as to any Person, at any date, all items which would, in conformity with GAAP, be classified as liabilities on a consolidated balance sheet of such Person at such time.

"Loan Agreement" shall mean that certain Loan Agreement dated as of the date hereof by and among the Bank, the Company and the Trust as the same may be modified, supplemented, extended, renewed or amended from time to time.

"Loan Documents" shall mean the Loan Agreement, this Guaranty, the ESOP Note and any schedule or exhibit thereto; one of the Loan Documents shall be referred to herein as a "Loan Document."

"Multiemployer Plan" shall mean, as to any Person, a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)
(3) of ERISA.

"Obligations" shall have the meaning given to such term in
Section 2 hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

"Person" shall mean an individual, partnership, joint venture, corporation, business trust, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

"Plan" shall mean as to any Person any employee pension benefit plan as defined in Section 3 (2) of ERISA that is covered by ERISA and in respect of which that Person or a Commonly Controlled Entity of that Person is an "employer" as defined in Section 3 (5) of ERISA, excluding any non-qualified deferred compensation arrangement for individual executives of the Company or any Subsidiary.

"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Quarter" shall mean any period of three (3) calendar months ending on the last day of February, May, August or November

"Single Employer Plan" shall mean any Plan of a Person which is not a Multiemployer Plan.

"Subsidiary" shall mean, as to any Person, any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Trustee" shall mean Marshall & Ilsley Trust Company, as trustee of the Trust, or any Person or Persons who are so designated in accordance with the terms of the ESOP.

"WGC Credit Agreement" means that certain Revolving Credit
Agreement, dated as of March 29, 1993, among Wisconsin Gas, Citibank, N.A., Firstar Bank Milwaukee, N.A., Harris Trust & Savings Bank, M&I Marshall and Ilsley Bank, and Citibank, N.A., as agent thereunder, as amended from time to time.

"Wisconsin Gas" shall mean Wisconsin Gas Company, a
Wisconsin corporation.

1.2.	Other Definitional Provisions.

(a)	As used herein and in the Loan Documents, and any
certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company not defined in subsection 1.1 hereof, and accounting terms partly defined in subsection 1.1 hereof to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)	The words "hereof," "herein" and "hereunder," and
words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section, subsection, paragraph, clause, schedule and exhibit references are to this Guaranty unless otherwise specified

SECTION 2.	GUARANTY. The Company hereby unconditionally
guarantees to the Bank and its successors and assigns (a) the punctual payment and performance when due, at the place specified therefor or, if no place is specified, at the Bank's principal office in Chicago, Illinois, all indebtedness, obligations and liabilities, direct or indirect, matured or unmatured, primary or secondary, certain or contingent, of the Trust to the Bank now or hereafter owing or incurred pursuant to the Loan Agreement or any other Loan Document (including, without limitation, reasonable attorneys' fees and other costs and expenses incurred by the Bank in attempting to collect or enforce any of the foregoing after an Event of Default) accrued in each case to the date of payment hereunder (collectively, the "Obligations" and individually, an "Obligation"); and (b) the performance when due in all other respects of the Trust's obligations under, and strictly in accordance with the terms of, the Loan Agreement and the other Loan Documents.

SECTION 3.	GUARANTY ABSOLUTE.  This Guaranty is an absolute,
unconditional, continuing and unlimited guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Bank first attempt to collect any of the Obligations from the Trust or resort to any security or other means of obtaining payment of any of the Obligations which the Bank now has or may acquire after the date hereof, or upon any other contingency whatsoever. The obligations of the Company hereunder are irrevocable, absolute and unconditional, irrespective of genuineness, validity, regularity or enforceability of the Obligations or any security given therefor or in connection therewith or any other circumstance (except payment to the Bank of the full amount thereof) which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Upon any default by the Trust in the full and punctual payment and performance of the Obligations (and after the expiration of any applicable grace period provided in the Loan Agreement), the liabilities and obligations of the Company hereunder shall, at the option of and upon demand by the Bank, become forthwith due and payable to the Bank. Payments by the Company hereunder may be required by the Bank on any number of occasions.

SECTION 4.	NO IMPAIRMENT.  None of the limitations set forth in
Section 7.9 of the Loan Agreement shall in any way affect, impair, diminish, relieve or delay the performance of any obligations of the Company under this Guaranty or, upon an Event of Default, limit or impair the right of the Bank to accelerate the Obligations as against the Trust and the Company. The Company agrees that the obligations of the Company hereunder shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of the Trust or its estate by reason of the commencement of any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Trust or its property under any law relating to bankruptcy, insolvency, reorganization, relief of debtors or seeking appointment of a receiver, trustee, custodian or similar official for the Trust or all or part of its Property

SECTION 5.	COMPANY'S FURTHER AGREEMENT TO PAY.  The Company
further agrees, as the principal obligor and not as the guarantor only, to pay to the Bank forthwith upon demand, in funds immediately available to the Bank at its principal office in Chicago, Illinois, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Bank in connection with the enforcement of this Guaranty, together with interest on amounts recoverable under this Guaranty from the time such amounts become due until payment at a rate per annum equal to the ABN AMRO Rate (as defined in the Loan Agreement), in effect from time to time, plus two percent (2%), compounded daily and payable on demand.

SECTION 6.	TERMINATION GUARANTY.  It is the intention hereof that
the Company shall remain liable under this Guaranty until all of the Obligations have been fully paid and performed notwithstanding any act, omission or thing (except payment to the Bank of the full amount of all Obligations guaranteed hereby) which might otherwise operate as a legal or equitable discharge of the Company. Notwithstanding anything contained herein to the contrary, if at any time all or any part of any payment of any of the Obligations previously received by the Bank pursuant to the Loan Agreement or otherwise must be returned by the Bank for any reason in connection with any bankruptcy, insolvency, reorganization, liquidation, debt adjustment or other similar proceeding involving the Trust, the Trustee or the ESOP, whether by court order, administrative order or settlement, this Guaranty shall be revived and reinstated and the Company shall pay the Bank the amount of the payment returned to the Trust (or to any receiver or trustee of or for the Trust or the property or estate of the Trust), notwithstanding any termination of this Guaranty or the cancellation of the Loan Agreement or the ESOP Note.

SECTION 7.	BANK'S FREEDOM TO DEAL WITH TRUST AND OTHER PARTIES.
The Bank shall be at liberty after giving notice to the Company, and without relieving the Company of any liability hereunder, to deal with the Trust and with each other party who is now, or after the date hereof becomes, liable in any manner for any of the Obligations, in such manner as the Bank in its sole reasonable discretion deems fit and to this end the Company hereby gives to the Bank full authority to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Trust or to any other party at such times, in such amounts and on such terms as the Bank may approve, (b) vary the terms and grant extensions or renewals of any present or future indebtedness or obligation of the Trust or of any other party to the Bank, (c) grant extensions of time, waivers and other indulgences in respect thereof, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations or any liability under this Guaranty, which security or guaranty the Bank now has or acquires after the date hereof, (e) accept partial payments from the Trust or other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Trust or any other party

SECTION 8.	REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to extend credit to the Trust and in recognition of the fact that the Bank is acting in reliance thereupon, the Company hereby represents and warrants to the Bank that:

8.1.	Corporate Existence.  The Company is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Wisconsin. Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries has all requisite corporate powers and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted.

8.2.	Due Authorization; No Contravention.  The execution,
delivery and performance by the Company of this Agreement and the other Loan Documents executed by it are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's Articles of Incorporation or By-laws, (ii) any law, rule or regulation applicable to the Company, or (iii) any contractual or legal restriction binding on or affecting the Company, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any Property (including, without limitation, accounts or contract rights) of the Company.

8.3.	Governmental Approvals.  No authorization or approval or
other action by, and no notice to or filing with, any governmental authority or regulatory body, including, without limitation, the Public Service Commission of Wisconsin, is required for the due execution, delivery and performance by the Company of this Guaranty or any other Loan Document executed by it.

8.4.	Enforceable Obligations.  This Guaranty and the other Loan
Documents executed by the Company are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

8.5.	Financial Condition.  Each of the audited, consolidated
balance sheet of the Company and its Subsidiaries as at December 31, 1995, and the related statements of income and retained earnings of the Company and its Subsidiaries for the fiscal year then ended, fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, and since December 31, 1995, there has been no material adverse change in such condition or operations, in the prospects of the Company and its Subsidiaries or in the ability of the Company to perform its obligations hereunder

8.6.	No Material Litigation.  There is no pending or threatened
action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition, operations or prospects of the Company or any Subsidiary or which purports to affect the legality, validity or enforceability of this Guaranty or any other Loan Document executed by it or the ESOP Note.

8.7.	Taxes.  Each of the Company and its Subsidiaries has filed
all tax returns (Federal, State and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent the Company or any of its Subsidiaries is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

8.8.	Subsidiaries.  The Company is the direct, legal and
beneficial owner of 100% of the issued and outstanding stock of Wisconsin Gas.

8.9.	Investment Company Act.  None of the Company or any of its
Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

8.10.	Public Utility Holding Company Act.  The Company is a
"holding company" exempt from registration under Section 5 of the Public Utility Holding Company Act of 1935, as amended, pursuant to Section 3(a) (1) of such Act.

8.11.	Margin Stock.  The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board).

8.12.	ERISA.  No ERISA Event has occurred or is reasonably
expected to occur with respect to any Plan which reasonably could be expected to materially affect the financial condition, the operations or the prospects of the Company and its Subsidiaries or in the ability of the Company to perform its obligations hereunder. Neither the Company nor any of its ERISA Affiliates is an employer under any Multiemployer Plan. The Company and its Subsidiaries are in compliance in all material respects with ERISA and the Code as they apply to any and all Plans.

8.13. Environmental Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the non-compliance with which would not have a material adverse effect (taking into consideration all fines, penalties and sanctions that may be imposed because of such noncompliance) on the condition (financial or otherwise) or operations or prospects of the Company or any of its Subsidiaries or in the ability of the Company to perform its obligations hereunder. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any notice of any material violation of any such statute, rule, regulation, order or provision.

SECTION 9.	COVENANTS

9.1.	Affirmative Covenants.  The Company covenants and agrees
that, from the date hereof and until payment in full of the Obligations, the Company shall, unless the Bank shall otherwise consent in writing:

(a)	Compliance with Laws, Etc.  Comply, and cause each of
its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, the failure to comply with which reasonably could be expected to materially adversely affect the financial condition, the operations or the prospects of the Company or such Subsidiary, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its Property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters.

(b)	Insurance.  Maintain, and cause each of its
Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

(c)	Visitation Rights.  At any reasonable time and from
time to time, upon reasonable advance notice, permit the Bank or any agents or representatives thereof (at the sole cost and expense of the Bank), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of the Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of the Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(d)	Transactions with Affiliates.  Conduct, and cause each
of its Subsidiaries to conduct, all transactions with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate

(e)	Reporting Requirements.  Furnish to the Bank:

(i)	as soon as available and in any event within 45
days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Quarter and consolidated statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such Quarter, certified by the chief financial officer of the Company as fairly presenting the financial condition of the Company and its Subsidiaries as at such date and the results of the operations of the Company and its Subsidiaries for the periods ended on such date, all in accordance with GAAP consistently applied (except, as to Wisconsin Gas, to the extent such generally accepted accounting principles may be modified [to the extent prescribed by the Public Service Commission of Wisconsin] by those requirements of the Uniform System of Accounts Prescribed for Natural Gas Companies Subject to the Provisions of the Natural Gas Act, set forth from time to time in Part 201, Subchapter F of 18 C.F.R. Chapter 1
(1988)), together with a certificate of the chief financial officer of the Company (A) demonstrating and certifying compliance by the Company with the covenant set forth in Section 9.2(b) and
(B) stating that no Event of Default, or event which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which the Company has taken and proposes to take with respect thereto;
(ii)	as soon as available and in any event within 90
days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Subsidiaries, containing financial statements for such year certified without qualification by Arthur Andersen LLP or other independent public accountants acceptable to the Bank and, to the extent not contained in such annual report, the unconsolidated balance sheet of the Company as of the end of such fiscal year and the unconsolidated statements of income and retained earnings of the Company for such fiscal year, certified by the chief financial officer of the Company as fairly presenting the financial condition of the Company as at such date and the results of the operations of the Company for such fiscal year, all in accordance with GAAP consistently applied, together with a certificate of the chief financial officer of the Company (A) demonstrating and certifying compliance by the Company with the covenant set forth in Section 9.2(b) and (B) stating that no Event of Default, or event which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which the Company has taken and proposes to take with respect thereto

(iii)	as soon as possible and in any event within five
days after the occurrence of each ERISA Event, each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such ERISA Event, such Event of Default or such event and the action which the Company has taken and proposes to take with respect thereto;

(iv)	promptly after the sending or filing thereof,
copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements which the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

(v)	such other information respecting the condition
or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Bank may from time to time reasonably request.

(f)	Ownership of Certain Subsidiaries.  Maintain at all
times direct, 100%, legal and beneficial ownership of Wisconsin Gas.

9.2.	Negative Covenants.  The Company further covenants and
agrees that from the date hereof and until payment in full of the Obligations, the Company shall not, without the written consent of the Bank (which consent shall not be unreasonably withheld):

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its Properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, other than (i) purchase money liens or purchase money security interests upon or in any Property acquired or held by the company or any Subsidiary in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property, (ii) liens for taxes or assessments or other governmental charges or levies not yet due or the imposition or amount of which the Company or any Subsidiary is diligently contesting in good faith by appropriate proceedings and for which adequate reserves for payment thereof have been established, (iii) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any Subsidiary is a party, in each case made in the ordinary course of business, (iv) materialmen's, mechanics', carriers', workmen's, repairmen's or other similar liens arising in the ordinary course of business, or deposits to obtain the release of such liens, and (v) liens or security interests existing on such Property a the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition).

(b)	Indebtedness.  Incur or create, any Indebtedness if,
immediately after giving effect to such Indebtedness and the receipt and application of any proceeds thereof, the aggregate amount of Indebtedness of the Company shall exceed $150,000,000.

(c)	Mergers, Etc.  Merge or consolidate with or into, or
sell, convey, assign, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired) to, any Person, or permit Wisconsin Gas to do so, except that any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company and except that any Subsidiary of the Company may merge into or dispose of assets to the Company, provided in each case that, immediately after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and, provided further, in each case that, immediately after giving effect to such proposed transaction, the Company shall be in compliance with subsection (b) above.

(d)	Intercompany Loans and Investments.  Except to the
extent required by the Public Service Commission of Wisconsin, make any loan to or investment in Wisconsin Gas at any time when an Event of Default (as defined in the WGC Credit Agreement), or any event which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default, shall have occurred and be continuing; or make any loan to or investment in Wisconsin Gas at any time when an Event of Default or any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing.

(e)	Guaranties.  Create, incur or suffer to exist any
obligations of the type described in clause (vii) of the definition of Indebtedness in respect of Wisconsin Gas (other than this Guaranty).

SECTION 10.  DEFAULTS

10.1.	Events of Default.  An Event of Default shall be deemed to
have occurred if:

(a)	The Company or the Trust shall fail to pay any
principal of, premium, if any, or any interest on, the Obligations when the same shall become due and payable, whether by acceleration or otherwise; or

(b)	Any representation or warranty made or deemed made by
the Company in this Guaranty or any certificate, document, financial statement or other statement furnished at any time under or in connection with the Loan Documents, proves to have been incorrect in any material respect on or as of the date made; or

(c)	The Company shall fail to perform or observe (i) any
term, covenant or agreement contained in Section 9.1(e) (iii), 9.1(f) or 9.2, or (ii) any other term, covenant or agreement contained in this Guaranty (other than obligations specifically set forth elsewhere in this Section 10.1) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, if susceptible of remedy, shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Bank; or

(d)	The Company or Wisconsin Gas shall fail to pay any
principal of or premium or interest on any Indebtedness of the Company or Wisconsin Gas when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepared (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)	The Company or Wisconsin Gas shall generally not pay
its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or Wisconsin Gas seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 45 days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Company or Wisconsin Gas shall consent to or acquiesce in any such proceeding; or the Company or Wisconsin Gas shall take any corporate action to authorize any of the actions set forth above in this subsection (e); o

(f)	Any judgment or order for the payment of money in
excess of Five Million Dollars ($5,000,000) shall be rendered against the Company or Wisconsin Gas and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
(ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)	The Company's obligations under this Guaranty shall
become unenforceable, or the Company, or any court or governmental or regulatory body having jurisdiction over the Company, shall so assert in writing; or

(h)	Any ERISA Event shall have occurred with respect to a
Plan and, 30 days after notice thereof shall have been given to the Company by the Bank, (i) such ERISA Event shall still exist, and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than Five Million Dollars ($5,000,000); or

(i)	If there shall occur any Default or Event of Default
under, or any breach or violation of, the Loan Agreement or any other Loan Document, which Default, Event of Default, breach or violation is not fully cured within the applicable grace period therefor, if any; or

(j)	(x) Any Person or two or more Persons acting in
concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (y) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company

10.2.	Rights Upon Default.  If an Event of Default specified in
subsection 10.1(e) shall occur, all principal of and interest on the Obligations and all amounts owing hereunder shall immediately become due and payable, whether or not then due and payable under the Loan Agreement. If any other Event of Default shall occur and so long as it may continue, the Bank may (i) by notice of default to the Company, declare the Bank's obligations under the Loan Agreement terminated forthwith, whereupon such obligations shall terminate, and/or (ii) by notice of default to the Company, declare the entire principal of and interest on the Obligations and all amounts owing hereunder to be due and payable forthwith, whereupon the same shall become immediately due and payable, whether or not then due and payable under the Loan Agreement. Except as expressly provided above in this subsection, presentment, demand, protest or further notice of any kind are hereby expressly waived.

SECTION 11.  MISCELLANEOUS

11.1.	Waivers by the Company.  The Company hereby waives:  (a)
acceptance or notice of acceptance of this Guaranty by the Bank; (b) notice of any extensions of credit in reliance hereon; (c) notice of presentment; (d) protest and notice of dishonor or, subject to the last sentence of this Section, of default to the Company or to any other party with respect to the payment or performance of the Obligations hereby guaranteed; (e) any and all other notices whatsoever to which the Company might otherwise be entitled; (f) any requirement that the Bank be diligent or prompt in making demands hereunder, giving notice of any default by the Trust, filing any claims with a court in the event of receivership or bankruptcy of the Trust or asserting any other right of the Bank hereunder; and (g) any and all other legal or equitable defenses whatsoever to which the Company might otherwise be entitled as a guarantor or surety.

11.2.	No Contest with Bank.  So long as any Obligation remains
unpaid or undischarged, the Company will not, by paying any sum recoverable hereunder (whether or not demanded by the Bank) or by any means or on any other ground, claim any right of subrogation with respect to any of the Obligations guaranteed hereby or to any collateral now or hereafter granted to secure the Obligations or, claim any setoff or counterclaim against the Trust in respect of any liability of the Company to the Trust or of the Trust to the Company, or, in proceedings under the United States Bankruptcy Code or insolvency proceedings of any nature, proceed in competition with the Bank in respect of payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of the Trust or the benefit or any other security for any Obligation which, now or hereafter, the Bank may hold or in which it may have any share

11.3.	Remedies Cumulative.  Each right, privilege, power and
remedy of the Bank under this Guaranty, the Loan Agreement, any promissory note or other agreement or instrument signed by the Trust or the Company, under any other instrument of any other party securing or guarantying any of the Obligations or under applicable laws shall be cumulative and concurrent and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, privileges, powers and remedies.

11.4.	Notices.  Unless otherwise specified, all notices, requests
and demands to or upon the respective parties hereto shall be deemed to be effective only if in writing or if given by telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made, in the case of a delivered notice, when delivered by hand, or, in the case of a mailed notice, five (5) days after deposited in the mail, air postage prepaid, or, in the case of telex notice, when sent, answer back received, or, in the case of telecopy notice, when telecopied, addressed as follows or to such other address as may be hereafter specified by the respective parties hereto and any future holders of the ESOP Note:

      The Company:      WICOR, Inc.
                        626 East Wisconsin Avenue
                        Milwaukee, WI  53202
                        Attention:  Joseph P. Wenzler
                        Telecopy No.:  (414) 291-7033

      The Bank:         With Respect to reports, notices of default, and other
                        credit matters
                        Name:     Mark Lasek/Kevin McFadden
                        Address:  ABN AMRO Bank N.V.
                                  135 S. LaSalle Street
                                  Suite 711
                                  Chicago, IL  60674-9135
                        Telex No.:    6732700
                        Answerback:   ABN AMRO CGO
                        Telephone No. (312) 904-2074/2131
                        Fax No.:      (312) 904-6217

With respect to interest rate selections and other loan administration
                        Name:         Loan Administration
                        Address:      ABN AMRO Bank N.V.
                                      135 S. LaSalle Street
                                      Suite 425
                                      Chicago, IL  60674-9135
                        Telex No.:    6732700
                        Answerback:   ABN AMRO CGO
                        Telephone No.:(312) 904-2961
                        Fax No.:      (312) 606-843

11.5.	Survival of Representations and Warranties.  All
representations and warranties made hereunder and in any of the Loan Documents, or any certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Guaranty and the ESOP Note.

11.6.	Indemnification.  The Company shall (a) cause Wisconsin Gas
to pay or reimburse the Bank for all of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, consideration, development, preparation and/or execution of, and any amendment, supplement or modification to, this Guaranty and the Loan Documents or any other documents prepared in connection herewith or therewith (whether or not any such amendment, supplement, or modification is effected or consummated), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Bank, (b) pay or reimburse the Bank for all of its reasonable costs and expenses including, but not limited to, litigation costs or costs incident to any proceeding relating to the Company pursuant to 11 U.S.C. ' 101 et seq. incurred in connection with the enforcement or preservation of any rights or questions arising under or interpretations of this Guaranty or the Loan Documents or any such other documents, including, without limitation, fees and disbursements of counsel, legal assistants or paralegals to the Bank, and (c) pay, indemnify, and hold the Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Guaranty or the Loan Documents or any such other documents. The obligations in this subsection shall survive repayment of the ESOP Note and all other amounts payable hereunder. In addition, the Company agrees to indemnify the Bank against, and hold the Bank harmless from, any loss, cost, charge, expense (including attorney's fees), claims, demands, suits, damages, penalties, taxes, fines, levies and assessments which may be asserted or imposed against, or suffered or incurred by, the Bank as a result of any representation or warranty of the Trust in the Loan Agreement or in any other Loan Document, or of the Company herein or in any other Loan Document, being untrue or inaccurate in any respect or as direct or indirect result of the failure by the Trust or the Company to observe, perform or comply with any of its respective covenants, undertakings or obligations set forth in the Loan Agreement or this Guaranty or in any other Loan Document.

11.7.	Successors and Assigns.  This Guaranty shall be binding upon and inure to the benefit of the Company, the Bank, all future holders of the ESOP Note and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Guaranty without the prior written consent of the Bank

11.8.	Governing Law and Submission to Jurisdiction.  This Guaranty
shall be governed by, and construed and interpreted in accordance with the laws of Illinois. Venue for the settlement of disputes under this Guaranty shall be in the Courts of the State of Illinois or in the United States District Court for the Northern District of Illinois, each in Cook County, Illinois. The Company consents to the exercise of jurisdiction by these courts and the vesting of venue therein.
11.9.	Setoff.  In addition to any rights or remedies provided by
law, or any other rights or remedies provided for in this Guaranty or the Loan Documents, upon the occurrence of any Event of Default, the Bank is hereby irrevocably authorized, at any time and from time to time without prior notice to the Company, any such notice being expressly waived by the Company, to set off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Company, or any part thereof, in such amounts as the Bank may elect, against and on account of the Obligations whether or not the Bank has made any demand for payment and although such Obligations may be contingent or unmatured. The Bank shall give the Company prompt notice after the exercise of any such right.

11.10.	Severability.  Any provision of this Guaranty which is
prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.11.	Headings.  Section, subsection and paragraph headings
in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose.

11.12.	Information Respecting Trust.  The Company shall be
responsible for obtaining information regarding the Trust, including, but not limited to, any changes in the business or financial condition of the Trust and the Bank shall have no duty to notify the Company of any such information.

IN WITNESS WHEREOF, the Company has executed this Guaranty as of the date first above written.

                                         WICOR, INC.


[Corporate Seal]                         By:
                                                 Title:

                                         Attest:

                                                 (Title)